Exhibit 99.1

Amkor Revises Third Quarter Outlook

CHANDLER, Ariz., Sept. 29 — Amkor Technology, Inc. (Nasdaq: AMKR) said today that revenues for the third quarter ended September 30, 2004 are expected to be approximately $480 million, or 3% lower than the second quarter of 2004, compared with prior guidance of flat quarter- over-quarter revenue. Amkor expects gross margin for the third quarter to be around 17% compared with prior guidance of around 19%. The net loss for the third quarter is expected to be approximately $0.13 cents per diluted share, compared with prior guidance of a net loss of $0.07 to $0.09.

“Our revenue shortfall in the third quarter was due to declining customer forecasts during the quarter and lower-than-expected support of these forecasts, which we believe reflects an industry-wide inventory correction that has distorted the normal seasonal trends in our business,” said John Boruch, Amkor’s president and chief operating officer. “Our view is that the semiconductor industry is experiencing a classical correction, and it is unclear at this time when business will improve.”

“Our gross margin shortfall in the third quarter was principally due to the impact of Amkor’s operating leverage on a lower revenue stream. In addition, we anticipated that the product mix would improve in the quarter and partially offset higher factory costs associated with our capacity expansion and corporate growth initiatives; however the product mix did not improve,” said Ken Joyce, Amkor’s chief financial officer.

Amkor will release third quarter financial results on Tuesday, October 26, 2004 after the market closes and will conduct a conference call at 5:00 p.m. Eastern time on October 26 to discuss the third quarter results in more detail. This call can be accessed by dialing 303-262-2075 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com.

Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design, manufacturing and support services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding expected revenues, expected gross margin, expected net income per share, and product mix. These forward-looking statements are subject to a number of risks and uncertainties that could affect future operating results and cause actual results to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; deterioration of the U.S. or other economies; worldwide economic effects of terrorist attacks; military conflict; competitive pricing; declines in average selling prices; ability to transition to lower cost vendors; competition; and exchange rate fluctuations. Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition is detailed in our filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2003 and the Report on Form 10-Q for the quarter ended June 30, 2004.

For further information please contact Jeffrey Luth of Amkor Technology, Inc., +1-480-821-5000 ext. 5130.